Page 1 of 5 pages



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No. ___________)*


                            SCHICK TECHNOLOGIES, INC.
                                 (Name of Issuer


                      Common Stock $.01 par value per share
                         (Title of Class of Securities)


                                    806683108
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP No. 806683108



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


        David B. Schick

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   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                (a)  [  ]
                                                (b)  [  ] Joint Filing


--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION


       United States
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            2,272,282
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             0
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             2,272,282
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER

                       0
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   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,272,282
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  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           [--]

--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       22.7%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*


       IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



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                                                               Page 3 of 5 pages

ITEM 1(a).     Name of Issuer

               Schick Technologies, Inc. (the "Issuer")

ITEM 1(b).     Address of Issuer's Principal Executive Offices

               31-00 47th Avenue
               Long Island City, NY 11101

ITEM 2(a).     Name of Person Filing

               David B. Schick

ITEM 2(b).     Address of Principal Business Office

               31-00 47th Avenue
               Long Island City, NY 11101

ITEM 2(c).     Citizenship

               United States

ITEM 2(d).     Title of Class of Securities

               Common Stock, $.01 par value


ITEM 2(e)      CUSIP Number

               806683108

ITEM 3.        Identification

               Not Applicable


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                                                               Page 4 of 5 pages

ITEM 4.        Ownership

          (a) Amount Beneficially Owned as of December 31, 1997: 2,272,282 shares, consisting of 2,263,300 shares held jointly by Mr. Schick and his wife, 5,715 shares issuable under outstanding stock options granted to Mr. Schick in 1996 and 3,267 shares issuable under outstanding stock options granted to Mr. Schick in 1997.


          (b)  Percent of Class: See Item 9 of Cover Page


          (c)  Number of Shares as to Which Such Person Has:

               (i) Sole power to vote or to direct the vote: See Item 5 of Cover Page

               (ii) Shared  power to vote or to direct  the vote:  See Item 6 of
                    Cover Page

               (iii)Sole power to dispose or to direct the  disposition  of: See
                    Item 7 of Cover Page

               (iv) Shared power to dispose or to direct the disposition of: See
                    Item 8 of Cover Page

ITEM 5.        Ownership of Five Percent or Less of a Class

               Not Applicable

ITEM 6.        Ownership of More than Five Percent on Behalf of Another Person

               Not Applicable

ITEM 7.        Identification   and   Classification  of  the  Subsidiary  Which
               Acquired the Security Being Reported on By the Parent Holding Company

               Not Applicable

ITEM 8.        Identification and Classification of Members of the Group

               Not Applicable

ITEM 9.        Notice of Dissolution of Group

               Not Applicable



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                                                               Page 5 of 5 pages

ITEM 10.       Certification

               Not applicable



                                    SIGNATURE

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: 2/12/98

                                             By:  /s/ David B. Schick
                                                ---------------------
                                                  David B. Schick